Property Interest Purchase Option
Between
Black Hawk Exploration
And
HuntMountain Resources
Covering
Dun Glen Project

[All dollars herein in United States currency]

1.	Black Hawk Exploration (hereinafter referred to as "BHE") and HuntMountain Resources (hereinafter referred to as “HNTM”) are together referred to as the “Parties” in this document.

2.
The purpose of this document is to create a binding agreement between the Parties that provides for the purchase of HNTM’s interest in the Dun Glen properties in Pershing County in the state of Nevada (Location Map attached as Exhibit A).

3.
The Property consists of 73 unpatented mining claims,  along with any additional claims staked within a 1 mile radius from these claims by HNTM and/or BHE or their agents, together with all rights that are associated with those mining claims,.  All of the existing known claims are identified in Exhibit B hereto (hereinafter referred to as the “Property”).

4.
By making the payments and work commitments noted below, BHE will exercise its exclusive option to acquire a 75% interest in the Property (the “Option”), subject to conditions of HNTM’s underlying lease to purchase option agreement with claim owners (agreement(s) attached as Exhibit C)

5.
The Property will be maintained in good standing at the expense of BHE, including the timely filing or payment of all claims maintenance fees or taxes and all underlying lease payments as prescribed in Exhibit C.

6.	BHE will pay a lease payment of $50,000 to HNTM upon signing this agreement.

7.	On or before the one-year anniversary of the signing of this agreement, BHE will pay an additional lease payment of $25,000 to HNTM.

8.	On or before the two-year anniversary of the signing of the agreement, BHE will pay a final lease payment of $25,000 to HNTM.

9.	BHE will issue 250,000 restricted common shares to HNTM upon the signing of this agreement

10.	BHE will issue an additional 100,000 restricted common shares to HNTM on or before the one year anniversary of signing this agreement

11.	BHE agrees to expend $700,000 as a work commitment on the Property over a four year period from the date of signing this agreement

12.	Upon completion of the terms outlined herewith in this agreement, BHE will earn a 75% interest from HNTM on the Property.

13.
At anytime during the term period of this agreement should BHE or agents of BHE process and/or remove material from tailings, dumps or stock piles located on the Property, any net revenues recovered from this material will be divided between BHE and HNTM at ratio of 75% for BHE and 25% for HNMT.

14.
After signing this agreement, and during the term of this option, HNMT will not initiate discussions with, respond to inquiries, negotiate with, provide any information to or enter into any oral or written agreement, understanding or transaction with any other person or entity regarding the sale, assignment, or other disposition of any economic interest or other investment or participation in the Property or any part thereof without the expressed written consent of BHE.

15.	HNTM guarantees the Property is 100% controlled as prescribed in Exhibit C by HNTM and is free and clear of all liens and encumbrances.

16.
This is an option only agreement and with a 90 day advance written notice from BHE to HNTM, BHE can elect not to proceed with the acquisition of any, or any further, interest in the Property without further obligation to HNTM.

Agreed to and dated as of December 10, 2009.

HuntMountain Resources Ltd.

By    /s/ Tim Hunt
Tim Hunt, President

Black Hawk Exploration

By   /s/ Kevin Murphy
Kevin Murphy, CEO